UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2016

Merrimack Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35409	04-3210530
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B7201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 441-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated With Exit or Disposal Activities.

On October 3, 2016, Merrimack Pharmaceuticals, Inc. (the “Company”) announced that it was implementing a 22% reduction in headcount as part of a major corporate restructuring with the objective of prioritizing its research and development on a focused set of systems biology-derived oncology products and strengthening its financial runway. The reduction in headcount will not impact the Company’s commercial team or the execution of ONIVYDE’s commercial launch and label expansion. The Company estimates that it will incur charges for one-time termination benefits in connection with this corporate restructuring of approximately $4.5 million to $5.5 million for employee severance, benefits and related costs, all of which are expected to result in cash expenditures.

The Company’s Board of Directors (the “Board”) committed to this course of action on September 29, 2016. The reduction in personnel was substantially completed on October 3, 2016 and is expected to be fully completed by December 3, 2016.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 3, 2016, in connection with the appointment of Gary Crocker as interim President and Chief Executive Officer as described in more detail under Item 5.02 of this Form 8-K, Mr. Crocker resigned from the Audit Committee of the Board. As a result, the Audit Committee is currently comprised of only two members, James Quigley and Russell Ray. The Company expects the Board to appoint a new member of the Audit Committee promptly. In the meantime, the Company is relying upon the cure period under Nasdaq Listing Rule 5605(c)(4)(A) with respect to this vacancy on the Audit Committee and the related requirement under Nasdaq Listing Rule 5605(c)(2)(A) that the Audit Committee be comprised of at least three members. The Company provided a related notice to the Nasdaq Stock Market on October 3, 2016.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On October 3, 2016, Robert J. Mulroy, the President, Chief Executive Officer and a director of the Company, resigned from each of such positions.

(c) Effective October 3, 2016, the Board appointed Gary Crocker, the Company’s Chairman of the Board, as the interim President and Chief Executive Officer of the Company. Mr. Crocker, age 64, has served as a member of the Board since 2004 and as Chairman of the Board since 2005. Mr. Crocker has served as President and Managing Director of Crocker Ventures, LLC, a privately-held life science investment firm funding differentiated biotechnology and medical device companies, since 2002. Mr. Crocker has held senior executive positions or served on the board of directors of several life science companies, including as Chairman of the Board of ARUP Laboratories, co-founder and director of Theratech, Inc. (acquired by Actavis plc) and President, Chief Executive Officer and founder of Research Medical, Inc. (acquired by Baxter International). Mr. Crocker also served on the boards of directors of the publicly traded firms Interleuken Genetics, Inc. and The Med-Design Corporation. Mr. Crocker served as a member of the board of the Federal Reserve Branch of San Francisco from 1999 to 2007, and currently serves as the Chairman of the University of Utah’s Center for Medical Innovation and on the board of the Sorenson Legacy Foundation. Mr. Crocker holds an M.B.A. from Harvard Business School and a B.S. from Harvard College.

Mr. Crocker is not receiving any additional compensation for his service as interim President and Chief Executive Officer of the Company. Mr. Crocker is compensated for his service on the Board pursuant to the existing terms of the Company’s director compensation policy.

(e) On October 3, 2016, the Company and Mr. Mulroy entered into a Separation and Release of Claims Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, in connection with Mr. Mulroy resigning as President, Chief Executive Officer and a director of the Company, the Company agreed to:

•	commencing on the first regularly scheduled payroll date following December 2, 2016, continue paying Mr. Mulroy’s annual base salary of $598,689 for a period of twelve (12) months (the “Severance Period”);

•	continue paying the share of the premium for Mr. Mulroy’s health and dental insurance through the end of the Severance Period that it currently pays on behalf of active and similarly situated employees who receive the same type of coverage and/or to otherwise continue to provide to Mr. Mulroy during the Severance Period all Company employee benefit plans and arrangements available to the Company’s senior management employees; and

•	on December 2, 2016, pay Mr. Mulroy a pro-rated bonus of $154,271.

The Separation Agreement also included a release of claims by Mr. Mulroy against the Company.

In addition, on October 3, 2016, the Company and Mr. Mulroy entered into a Consulting Agreement (the “Consulting Agreement”), pursuant to which Mr. Mulroy will assist Mr. Crocker with the leadership transition of the Company, as directed by Mr. Crocker. Mr. Mulroy will be compensated at a rate of $300 per hour for his services under the Consulting Agreement. The term of the Consulting Agreement continues until October 2, 2019.

Either the Company or Mr. Mulroy may terminate the Consulting Agreement at any time, with or without cause. In the event the Company terminates the Consulting Agreement without cause (as defined therein), all unvested equity awards granted to Mr. Mulroy will immediately vest and remain exercisable in accordance with the applicable equity plans and award agreements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMACK PHARMACEUTICALS, INC.

Date: October 3, 2016	By:	/s/ Jeffrey A. Munsie
Jeffrey A. Munsie
General Counsel